Exhibit 99.1

The Princeton Review Reports Third Quarter 2011 Financial Results

FRAMINGHAM, Mass., November 9, 2011 – The Princeton Review, Inc. (NASDAQ: REVU), a leading provider of test preparation, educational support services and online career education services, reported financial results for the third quarter ended September 30, 2011.

Q3 2011 Financial Results

Total revenue in the third quarter of 2011 increased 1% to $54.5 million, compared to $54.1 million in the same year-ago quarter.

Loss from continuing operations was $83.7 million in the third quarter of 2011, compared to a loss of $8.6 million in the same year-ago quarter. The third quarter loss resulted from the impairment of goodwill and other intangible assets, totaling $91.8 million, which related to the impairment of the company’s Higher Education Readiness (HER), Career Education Partnerships (CEP) and Penn Foster reporting segments, totaling $76.7 million, $8.4 million and $6.8 million, respectively.

Adjusted EBITDA in the third quarter of 2011 was $10.8 million, compared to $9.6 million in the same year-ago quarter (see “Reconciliation of Non-GAAP Financial Measures” below for an important discussion of this non-GAAP term).

At the end of the third quarter of 2011, cash and cash equivalents totaled $3.8 million, compared to $3.8 million at June 30, 2011. As of September 30, 2011, the company had cash and accessible borrowing availability under the company’s $12.5 million revolving credit facility of $10.2 million, compared to $9.3 million in the previous quarter.

Financial Results by Segment

Segment Revenues ($ in thousands)	Q3 11	Q3 10	Δ%
Higher Education Readiness	$33,425	$30,675	9%
Penn Foster	20,991	23,357	-10%
Career Education Partnerships	91	—	100%
SES	—	38	-100%

Total	$54,507	$54,070	1%

Higher Education Readiness (HER)

HER (formerly “Test Prep”) revenue for the third quarter of 2011 increased 9% to $33.4 million, compared to $30.7 million reported in the same year-ago quarter. Licensing revenue increased by $5.5 million, primarily due to non-recurring, guaranteed royalty fees from Random House, Inc. under the company’s new master publishing agreement. This increase was partially offset by a $2.2 million decrease in retail revenue, which resulted from lower enrollments in classroom products and tutoring packages, despite an increase in online revenues.

Penn Foster

Penn Foster revenue in the third quarter of 2011 decreased 10% to $21.0 million, compared to $23.4 million in the same year-ago quarter. The decrease resulted primarily from lower enrollments in Penn Foster’s Career School division, despite higher revenues per enrollment. The division is pursuing a strategy of shifting enrollment focus to a more committed student base, which the company expects to translate into better retention and, ultimately, higher profitability.

Career Education Partnerships (CEP)

CEP revenue in the third quarter of 2011 was $91,000, which represents fees earned in conjunction with student enrollments into programs of the National Labor College School of Professional Studies. The company has made the strategic decision to cease all activities relating to strategic venture partnerships and discontinue the CEP division upon successful termination of the NLC strategic venture in the fourth quarter of 2011.

Management Commentary

“We have continued to take significant actions to direct our collective efforts toward driving value and growth in Higher Ed Readiness and Penn Foster,” said John Connolly, interim president and CEO of The Princeton Review. “The termination of our strategic venture with the NLC is a positive step for the company in that it eliminates significant future funding obligations, including $10 million for deferred acquisition payments, and enables us to further focus on our core operations.”

Conference Call

Until further notice, the company has elected to discontinue conference calls to discuss its quarterly and annual results.

Reconciliation of Non-GAAP Financial Measures

In addition to the results prepared in accordance with generally accepted accounting principles (“GAAP”), the company uses adjusted EBITDA, a non-GAAP financial measure, in analyzing and assessing the overall performance of the business. The company defines adjusted EBITDA as loss from continuing operations before income taxes, interest income and expense, depreciation and amortization, restructuring expense, acquisition and integration expenses, loss on impairment of goodwill and other intangible assets, stock based compensation and certain other non-cash income and expense items. The other non-cash items include the purchase accounting impact to revenue of acquired deferred revenue, which would have been recognized if not for the purchase accounting treatment, the loss from extinguishment and refinancing of debt, and gains and losses from changes in fair values of embedded derivatives.

The company believes that adjusted EBITDA can facilitate operating performance comparisons from period to period and company to company by backing out potential differences caused by variations in tax positions, capital structures (affecting interest expense), the lives, methods and purchase accounting impact on fixed and intangible assets (affecting depreciation and amortization expense) and one-time charges not expected to reoccur in the future. Adjusted EBITDA is not a measurement of financial performance under GAAP and should not be considered as an alternative to net income, operating income or any other performance measures derived in accordance with GAAP or as an alternative to cash flow from operating activities as a measure of the company’s profitability or liquidity. Adjusted EBITDA has limitations as an analytical tool, and should not be considered in isolation, or as a substitute for analysis of the company’s results as reported under GAAP. Some of these limitations are:

•	Adjusted EBITDA does not reflect cash expenditures, or future requirements, for capital expenditures or contractual commitments;

•	Adjusted EBITDA does not reflect changes in, or cash requirements for, working capital;

•	Adjusted EBITDA does not reflect interest expense, or the cash requirements necessary to service interest or principal payments, on debt;

•

Although depreciation and amortization are non-cash charges, the assets being depreciated and amortized may need to be replaced in the future, and adjusted EBITDA does not reflect any cash requirements for such replacements; and

•	Other companies may calculate adjusted EBITDA differently than the company, thus limiting its usefulness as a comparative measure.

UNAUDITED RECONCILIATION OF ADJUSTED EBITDA (in thousands):

	Three Months Ended
	September 30,
	2011	2010

Loss from continuing operations	$(83,655)	$(8,633)
(Benefit) provision for income taxes	(9,437)	50
Interest expense	5,410	4,940
Interest income	—	(9)
Depreciation and amortization	5,549	8,723
Restructuring	—	2,082
Acquisition and integration expenses	987	1,311
Loss on impairment of goodwill and other intangible assets	91,820	—
Stock based compensation	426	772
Acquisition related adjustment-Revenue	—	168
Loss from extinguishment and refinancing of debt	—	178
(Gain) loss from change in fair value of embedded derivatives	(492)	52
Other non-cash income	147	(55)

Adjusted EBITDA	$10,755	$9,579

About The Princeton Review

The Princeton Review (Nasdaq: REVU) has been a pioneer and leader in helping students achieve their higher education goals for 30 years through college and graduate school test preparation and private tutoring. With more than 165 print and digital publications and a free website, www.PrincetonReview.com, the company provides students and their parents with the resources to research, apply to, prepare for, and learn how to pay for higher education. The Princeton Review partners with schools and guidance counselors throughout the U.S. to assist in college readiness, test preparation and career planning services, helping more students pursue postsecondary education.

The company also owns and operates Penn Foster Education Group, a global leader in online education, providing career-focused degree and vocational programs in the fields of allied health, business, technology, education, and select trades through the Penn Foster High School and Penn Foster Career School (www.pennfoster.edu). For more information, visit www.PrincetonReview.com.

Safe Harbor Statement

All statements in this press release that are not historical are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements may be identified by words such as “believe,” “intend,” “expect,” “may,” “could,” “would,” “will,” “should,” “plan,” “project,” “contemplate,” “anticipate,” or similar statements. Because these statements reflect The Princeton Review’s current views concerning future events, these forward-looking statements are subject to risks and uncertainties. The Princeton Review’s actual results could differ materially from those anticipated in these forward-looking statements as a result of many factors, including, but not limited to, demand for the company’s products and services; the company’s ability to compete effectively and adjust to rapidly changing market dynamics; the timing of revenue recognition from significant contracts with schools and school districts; market acceptance of the company’s newer products and services; continued federal and state focus on assessment and remediation in K-12 education; and the other factors described under the caption “Risk Factors” in The Princeton Review’s most recent Form 10-K and Form 10-Q filed with the Securities and Exchange Commission. The Princeton Review undertakes no obligation to update publicly any forward-looking statements contained in this press release.

Company Contacts:

Chris Kasper

Chief Financial Officer

The Princeton Review, Inc.

Tel: 508-663-5050

Scott Liolios or Cody Slach

Investor Relations

Liolios Group, Inc.

Tel: 949-574-3860

REVU-e

THE PRINCETON REVIEW, INC. AND SUBSIDIARIES

Consolidated Balance Sheets

(unaudited)

(in thousands, except share data)

	September 30, 2011	December 31, 2010
ASSETS
Current assets:
Cash and cash equivalents	$3,789	$14,831
Restricted cash	439	456
Accounts receivable, net of allowance of $911 and $997, respectively	10,603	9,744
Other receivables, including $71 from related parties as of December 31, 2010	37	1,625
Inventory	7,522	7,488
Prepaid expenses and other current assets	1,920	3,633
Deferred tax assets	6,959	7,006

Total current assets	31,269	44,783

Property, equipment and internal use software, net	37,175	37,551
Goodwill	108,569	185,237
Other intangibles, net	81,505	106,174
Other assets	6,053	6,440

Total assets	$264,571	$380,185

LIABILITIES & STOCKHOLDERS’ (DEFICIT) EQUITY
Current liabilities:
Accounts payable	$5,685	$6,914
Accrued expenses	14,102	14,874
Deferred acquisition payments	5,000	5,750
Current maturities of long-term debt	9,499	6,258
Deferred revenue	27,518	29,783

Total current liabilities	61,804	63,579

Deferred rent	1,919	1,913
Long-term debt	124,886	124,516
Long-term portion of deferred acquisition payments	5,000	10,000
Other liabilities	4,820	6,202
Deferred tax liability	17,897	25,561

Total liabilities	216,326	231,771
Series D Preferred Stock, $0.01 par value; 300,000 shares authorized; 111,503 shares issued and outstanding	122,880	115,614

Commitments and contingencies

Stockholders’ (deficit) equity
Common stock, $0.01 par value; 100,000,000 shares authorized; 55,357,531 and 53,563,915 shares issued and 55,269,370 and 53,499,759 shares outstanding, respectively	554	536
Treasury stock (88,161 and 64,156 shares, respectively; at cost)	(179)	(168)
Additional paid-in capital	208,556	213,813
Accumulated deficit	(283,488)	(181,365)
Accumulated other comprehensive loss	(78)	(16)

Total stockholders’ (deficit) equity	(74,635)	32,800

Total liabilities and stockholders’ (deficit) equity	$264,571	$380,185

THE PRINCETON REVIEW, INC. AND SUBSIDIARIES

Consolidated Statements of Operations

(unaudited)

(In thousands, except share and per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2011	2010	2011	2010
Revenue
Higher Education Readiness	$33,425	$30,675	$84,038	$84,023
Penn Foster	20,991	23,357	69,694	74,744
Career Education Partnerships	91	—	151	—
SES	—	38	—	14,676

Total revenue	54,507	54,070	153,883	173,443

Operating expenses
Costs of goods and services sold (exclusive of items below)	17,987	18,298	53,044	62,719
Selling, general and administrative	26,191	27,133	85,631	92,553
Depreciation and amortization	5,549	8,723	15,436	27,803
Restructuring	—	2,082	63	4,003
Acquisition and integration expenses	987	1,311	2,878	3,684
Loss on impairment of goodwill and other intangible assets	91,820	—	91,820	—

Total operating expenses	142,534	57,547	248,872	190,762
Operating loss from continuing operations	(88,027)	(3,477)	(94,989)	(17,319)
Interest expense	(5,410)	(4,940)	(15,635)	(16,678)
Interest income	—	9	—	23
Other income (expense), net	345	(175)	245	(392)

Loss from continuing operations before income taxes	(93,092)	(8,583)	(110,379)	(34,366)
Benefit (provision) for income taxes	9,437	(50)	8,259	(2,786)

Loss from continuing operations	(83,655)	(8,633)	(102,120)	(37,152)

Discontinued operations
Loss from discontinued operations	(24)	(141)	(1,435)	(1,511)
Gain from disposal of discontinued operation	—	—	1,432	—

Loss from discontinued operations	(24)	(141)	(3)	(1,511)

Net loss	(83,679)	(8,774)	(102,123)	(38,663)
Earnings to common shareholders from conversion of Series E to Series D preferred stock	—	—	—	1,128
Dividends and accretion on preferred stock	(2,498)	(2,303)	(7,266)	(7,558)

Loss attributed to common stockholders	$(86,177)	$(11,077)	$(109,389)	$(45,093)

Loss per share
Basic and diluted:
Loss from continuing operations	$(1.57)	$(0.21)	$(2.01)	$(0.98)
Loss from discontinued operations	—	—	—	(0.03)

Loss attributed to common stockholders	$(1.57)	$(0.21)	$(2.01)	$(1.01)

Weighted average shares used in computing loss per share
Basic and diluted:	54,967	52,120	54,345	44,639